                                                                       EXHIBIT 3
                             BSR INVESTMENTS, LTD.
                            97 Avenue Henri Martin
                              Paris, France 75016


                               December 15, 1997


Alba Limited
c/o Huntlaw Corporate Services, Ltd.
P.O. Box 1350GT
The Huntlaw Building
Fort Street
Grand Cayman, Cayman Islands


     Re:  TERM NOTE AGREEMENT


     BSR Investments, Ltd. ("BORROWER") and Alba Limited ("LENDER"), in consideration of the mutual covenants contained herein, agree as follows:

     1. COMMITMENT. In accordance with the terms and conditions set forth herein and upon receipt by Lender of the items listed on Schedule 1, Lender agrees to make a term loan hereunder to Borrower in the amount of $100,000 (the "TERM LOAN"). As additional consideration for the Term Loan, Cheniere Energy, Inc., an affiliate of Borrower ("CHENIERE"), will issue (i) to Scorpion Energy Partners ("Scorpion," Lender and Scorpion are collectively referred to as the "Lender Group") 2,500 shares of Cheniere's common stock, par value $.003 per share (the "COMMON STOCK") and (ii) to Lender warrants (the "WARRANTS") to purchase 25,000 shares of Common Stock, all pursuant to a Securities Purchase Agreement between Cheniere, Lender and Scorpion (the "SECURITIES PURCHASE AGREEMENT").

     2.   TERMS OF PAYMENT.

          (a) The Term Loan shall be evidenced by, and payable in accordance with the terms of, a promissory note (the "NOTE") executed by Borrower, payable to the order of Lender, in substantially the form of EXHIBIT A.

          (b) Borrower may prepay the Note, in whole or in part, without premium or penalty, at any time.

          (c) In addition to prepayments under clause (b) above, Borrower shall make prepayments of principal of the Term Loan equal to any payment received by Borrower from Cheniere under Borrower's $2,000,000 term loan to Cheniere.

          (d) All payments on the Notes shall be applied pro rata to the then due and outstanding principal amounts or interest obligations, as the case my be, under each of the Notes.

     3. EXTENSION OF MATURITY DATE. If no Default or Potential Default exists, Borrower may extend the Maturity Date for a period of up to 180 days by notifying Lender of such extension prior to the original Maturity Date. If Borrower extends the Maturity Date hereunder, Cheniere will issue to Lender additional Warrants pursuant to the terms of the Securities Purchase Agreement.

     4. CERTAIN REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature and extent of its business require the same (except where the failure to do so would not constitute a Material Adverse Event), and possesses all requisite authority, powers, licenses, permits and franchises to conduct its business and execute, deliver and comply with the terms of the Loan Papers executed or to be executed by it, all of which have been duly authorized and approved by all requisite corporate action and for which no approval or consent of any person, entity or governmental authority is required that has not been obtained;

          (b) Borrower is not, and the execution, delivery and performance of the Loan Papers will not cause it to be, in violation of any law, regulation or agreement (to the extent such violation is a Material Adverse Event) or its corporate charter or bylaws;

          (c) upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity;

          (d) Borrower is not involved in or aware of the threat of any litigation which, if determined adversely to it, would be a Material Adverse Event, and there are no outstanding or unpaid judgments against Borrower;

          (e) all financial statements (or any replacements thereto) of Borrower and related information concerning Borrower delivered to Lender by Borrower were true and correct in all material respects as of the date thereof, were (in the case of financial statements) prepared in accordance with generally accepted accounting principles ("GAAP") and fairly present the financial condition, results of operations and all material liabilities of Borrower, and, except as previously disclosed to Lender, there have been no material adverse changes in the financial condition of Borrower since the date of such financial statements; and

          (f) the Note is not being offered or sold by any form of general solicitation or general advertising.

     5.   CERTAIN AFFIRMATIVE COVENANTS.  Borrower shall:

          (a) use the proceeds of the Term Loan only for its term loan to Cheniere;

          (b) promptly pay when due all taxes due by Borrower, except taxes being contested in good faith by appropriate legal proceedings, for which adequate reserves in accordance with GAAP have been established.

     6. DEFAULT. "DEFAULT" means the occurrence of any one or more of the following (and "POTENTIAL DEFAULT" means the occurrence of any event which, with notice or lapse of time or both, would become a Default):

          (a) the failure or refusal of Borrower (i) to pay any principal, interest or other part of the Obligation when due, (ii) to punctually and properly comply with any covenant in SECTION 6, or (iii) to punctually and properly comply with any other covenant in any Loan Paper and such failure continues for a period of 10 days after Borrower has notice thereof;

          (b) Borrower becomes a party to (other than as a claimant or creditor) or is made the subject of any proceeding provided by any Debtor Relief Law which is not stayed or dismissed within 60 days; and

          (c) Borrower fails to have discharged, within a period of 60 days after commencement, any judgment, warrant of attachment, sequestration or similar proceeding against its assets with a value in excess of $400,000.

     7. REMEDIES AND RIGHTS. If a Default exists, then Lender may exercise any and all legal and equitable rights and remedies afforded by the Loan Papers, applicable laws, or otherwise, including, without limitation, declaring the Note immediately due and payable. All rights available to Lender under the Loan Papers are cumulative of and in addition to all other rights at law or in equity. Any sums spent by Lender to exercise any right provided herein become part of the Obligation and bear interest from the date spent until the date repaid by Borrower at LIBOR plus 4% per annum. The obligations of Borrower and the rights of Lender under the Loan Papers continue in full force and effect until the Obligation is paid and performed in full.

     8.   DEFINITIONS.

     DEBTOR RELIEF LAWS means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar laws affecting creditors' rights.

     LIBOR means, initially, the three-month London InterBank Offered Rate, as published in the "Money Rates" column of The Wall Street Journal on the date of this agreement. With respect to any extension period under SECTION 3, "LIBOR" means the London InterBank Offered Rate, as published in such column on the original Maturity Date, for the period closest in length to such extension period.

     LOAN PAPERS means this agreement, the Note, any and all other agreements, instruments and documents ever delivered pursuant hereto, and all renewals, extensions or restatements of, or amendments or supplements to, all or any part of the foregoing.

     MATERIAL ADVERSE EVENT means any set of one or more circumstances or events which, individually or collectively, could result in any (a) material adverse effect upon the validity or enforceability of any material Loan Paper, (b) material adverse effect upon the financial condition or business operations of Borrower, or (c) Default.

     MATURITY DATE means the earlier of (a) subject to the extension provisions of SECTION 3, March 15, 1998, and (b) the date that the Note is declared immediately due and payable pursuant to SECTION 11 in the event of a Default; provided that Lender's rights continue until the Obligation has been paid and performed in full.

     NOTE is defined in SECTION 2.

     OBLIGATION means all debt now or hereafter owed to Lender by Borrower pursuant to any Loan Paper, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof.

     TERM LOAN is defined in SECTION 1.

     9.   MISCELLANEOUS.

          (a) All financial terms shall be determined in accordance with GAAP, and the accounting principles applied in a current period shall be comparable in all respects to those applied during the preceding comparable period.

          (b) THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN PAPERS. Where appropriate, words of any number shall include the plural and singular or of any gender shall include each other gender. Headings and captions may not be used in interpreting provisions in the Loan Papers. References to monetary amounts and payments are to United States currency. Any action that is due on a non-Texas banking business day may be delayed until the next succeeding Texas banking business day, but interest accrues on any payment until made. Unless specifically otherwise provided, any communication under the Loan Papers to any party must be in writing (which may be by facsimile transmission if a facsimile number is provided herein for such party and if, without affecting the date such facsimile transmission was actually made, subsequently confirmed by delivery or mailing in accordance with this paragraph) to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third Texas banking business day after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed and deposited in the appropriate postal service. Until changed by notice pursuant hereto, the address for each party is set forth after its name on the first page of this agreement. The form, substance and number of counterparts of each writing to be furnished under any Loan Paper must be satisfactory to Lender. An exception to a covenant does not permit violation of any other covenant. All provisions in any Loan Paper shall survive all closings under the Loan Papers and shall not be affected by any investigation made by any party. If any provision in any Loan Paper is unenforceable, the remaining provisions thereof shall remain in full force and effect. The Loan Papers may be amended only by an instrument in writing executed jointly by Borrower and Lender, and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof. If any payment is ever rescinded or must be restored or returned for any reason, then all rights and obligations are automatically reinstated as though the payment had not been made. Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Paper shall be controlled by the terms and provisions herein. Any Loan Paper may be executed in any number of counterparts, with the same effect as if all signatories had signed the same document, and all of those counterparts constitute, collectively, one agreement.

     10. ENTIRETY. THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     11. ACCEPTANCE; PARTIES BOUND. This agreement binds and inures to the benefit of Lender, and Borrower, and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Lender, assign any rights, duties, or obligations hereunder, and any purported assignment without such consent is void.


                              Very truly yours,

                              BSR INVESTMENTS, LTD.


                              By: /s/ NICOLE SOUKI
                                 ------------------------
                              Name: Nicole Souki
                                   ----------------------
                              Title: Director
                                    ---------------------


     The foregoing is accepted and agreed to in all respects.


                              ALBA LIMITED


                              By: /s/ ROBERT T. TUCKER
                                 ------------------------
                              Name: Robert T. Tucker
                                   ----------------------
                              Title: Director
                                    ---------------------

                                  SCHEDULE  1

                               CLOSING DOCUMENTS


1.   LOAN AGREEMENT between Borrower and Lender.

2. TERM NOTE executed by Borrower, payable to the order of Lender, in the amount of $100,000.

3. WARRANT AGREEMENT representing the Warrants issued to Lender pursuant to the Securities Purchase Agreement.

4. STOCK CERTIFICATE representing the shares of Common Stock issued to Scorpion Holdings, Inc. pursuant to the Securities Purchase Agreement.

                                   EXHIBIT A

                           FORM OF SENIOR TERM NOTE


$100,000                                                       December 15, 1997


     FOR VALUE RECEIVED, the undersigned ("MAKER") hereby promises to pay to the order of ALBA LTD. ("PAYEE"), at ____________________________________________________________, the principal sum of ONE HUNDRED THOUSAND DOLLARS, together with interest, as hereinafter described.

     This note is executed and delivered pursuant to the Senior Term Loan Agreement (as renewed, extended, and amended from time to time, the "AGREEMENT") dated as of December 15, 1997, between Maker and Payee. Unless indicated otherwise, capitalized terms in this note are used as defined in the Agreement. This note is one of the Loan Papers referred to in the Agreement and is therefore subject to the applicable provisions of the Agreement (including, without limitation, SECTION 13 thereof).

     The principal of this note is due and payable on the Maturity Date. Interest on this note shall be due and payable quarterly as it accrues and at maturity.

     The principal from day to day unpaid shall, except as stated below, bear interest at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined), net of the daily portion of United States federal income tax withholding attributable to such interest (the "MAXIMUM NET RATE") and (b) the sum of 4% plus LIBOR, net of the daily portion of United States federal income tax withholding attributable to such interest (the "LIBOR NET RATE"). At the option of the holder of this note and to the extent permitted by applicable law, all past-due principal of this note and accrued and past-due interest on this note shall bear interest from the date due and payable (stated or by acceleration) until paid at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Net Rate and (b) LIBOR Net Rate, regardless of whether such payment is made before or after entry of a judgment. Each change in the Maximum Rate will become effective, without notice to Maker or any other person or entity, upon the effective date of such change.

     If at any time the rate determined under either clause (b) in the foregoing paragraph (the "CONTRACT RATE") exceeds the Maximum Rate, the rate of interest on this note shall be limited to the Maximum Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest below the Maximum Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect. If at maturity (stated or by acceleration), or at final payment of this note, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect, then, at such time and to the extent permitted by applicable law, Maker shall pay to the holder hereof an amount equal to the sum of (a) the lesser of the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect minus (b) the amount of interest actually paid or accrued on this note.

     Interest shall be calculated on the basis of actual days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the result would exceed the Maximum Amount, in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be).

     As used herein, the terms "MAXIMUM AMOUNT" and "MAXIMUM RATE" mean, respectively, the maximum amount and the maximum rate of interest which, under applicable law, the holder hereof is permitted to contract for, charge, take, reserve or receive on this note. Regardless of any provision in the Loan Papers, the holder hereof shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on this note any amount in excess of the Maximum Amount, and, if the holder hereof ever contracts for, charges, takes, reserves, receives or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Maker and the holder hereof shall, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the holder hereof and Maker agree that such is the case and that any provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term of this note; provided that if this note is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Maximum Amount, the holder hereof shall refund such excess, and, in such event, the holder hereof shall not to the extent permitted by applicable law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," such term shall mean the "indicated rate ceiling" from time to time in effect under
Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended.

     Maker and each surety, endorser, guarantor and other party ever liable for payment of any part hereof jointly and severally waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agree that their liability on this note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this note.


                              BSR INVESTMENTS, LTD.



                              By:__________________________
                              Name:________________________
                              Title:_______________________


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